Exhibit 10.2

AMENDMENT NO. 2

     This Agreement amends the letter agreement between Zalicus Inc. (f/k/a CombinatoRx, Incorporated) (the “Company”) and Jason Cole (the “Employee”) dated as of January 23, 2006 and amended as of December 15, 2008 (the “Employment Agreement”). All capitalized terms used in this Agreement shall have the meaning ascribed to them in the Employment Agreement, unless otherwise expressly provided herein.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Section of the Employment Agreement is amended by striking the existing
Section 5	in its entirety and replacing it with the following new Section 5:

     “Termination of Employment. If (i) the Company terminates your employment other than for Cause (as defined below) or (ii) you terminate your employment for Good Reason (as defined below) upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason, whether before or after a Change of Control (as defined below), then the Company (A) shall provide you eighteen (18) months of severance pay, at the rate of the base pay in effect immediately prior to the termination, payable in a lump sum within five (5) business days after the effective date of the separation agreement described below; (B) shall pay the premium cost of your participation in the Company’s group medical and dental plans for a period of twelve (12) months following the date of termination, provided that you are entitled to continue such participation under applicable law and plan terms; and (C) shall cause to become vested on the date of termination 100% of any options granted pursuant to Section 3 hereof or otherwise which remain unvested on that date and you shall be entitled to not less than ninety (90) days following the date of termination to exercise all or any portion of such options, provided that in no event may the exercise date extend beyond the original maximum term of the option.

     In the event that it is determined that any payments or benefits provided by the Company to you or for your benefit, either under this Agreement or otherwise, will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision (“Section 4999”), you may elect either to pay such excise tax or to have such payments and benefits reduced to the extent necessary so that you shall not be liable for any such excise tax.

     “Cause” for termination means: (i) your conviction of a felony; (ii) your willful failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities, which failure or negligence continues or remains uncured after thirty (30) days’ written notice to you setting forth in reasonable detail the nature of such failure or negligence; (iii) material breach by you of any provision of any agreement between you and the Company, which breach continues or remains uncured after thirty (30) days’ written notice to you setting forth in reasonable detail the nature of such breach; or (iv) material fraudulent conduct by you with respect to the Company.

     A “Change of Control” shall be deemed to have occurred when any of the following events takes place: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of fifty (50%) percent or more of the outstanding common stock of the Company; (ii) a sale, merger or consolidation after which securities possessing more than fifty (50%) percent of the total combined voting power of the Company’s outstanding securities have been transferred to or acquired by a Person or Persons different from the Persons who held such percentage of the total combined voting power immediately prior to such transaction; (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more Persons (other than a wholly owned subsidiary of the Company or a parent company whose stock ownership after the transaction is the same as the Company’s ownership before the transaction); or (iv) an acquisition, merger or similar transaction or a divestiture of a substantial portion of the Company’s business after which your role is not substantially the same as such role prior to the transaction. For purposes of this Change of Control definition, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any persons or entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

     “Good Reason” for termination by you means (i) the Company materially reducing the scope of your duties and responsibilities or materially demoting or reducing your authority; (ii) a material change to your primary place of employment with the Company, which results in the Company changing your primary place of employment to a location that is more than fifty (50) miles from your primary place of employment with the Company immediately prior to such change; or (iii) the Company materially reducing your base salary.

     In order to receive any severance pay, benefit premium contributions or vesting of stock options or restricted stock under this Section 5, you must execute, and not revoke, a separation agreement that includes a general release of claims in a form required by the Company.”

     Except as expressly modified herein, the Employment Agreement and all of its terms and provisions, shall remain unchanged and in full force and effect. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     Intending to be legally bound, the parties have signed this Agreement to take effect on the date on which it is signed by the second of the parties.

ZALICUS INC.:	THE EMPLOYEE:

By: /s/ Mark Corrigan	/s/ Jason F. Cole
Jason F. Cole
Title: CEO

Date: January 4, 2013	Date: January 4, 2013